As filed with the Securities and Exchange Commission on February 25, 2021

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
JAMES HARDIE INDUSTRIES plc
(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
Europa House, Second Floor
Harcourt Centre
Harcourt Street, Dublin 2, D02 WR20, Ireland
(Address of Principal Executive Offices)
James Hardie Industries plc 2020 Non-Executive Director Equity Plan
(Full title of the Plan)
CT Corporation System
28 Liberty Street, 42nd Floor
New York, New York 10005
(Name and address of agent for service)
(212) 894-8940
Telephone number, including area code, of agent for service
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share/obligation (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value EUR 0.59 per share, to be issued under the James Hardie Industries plc 2020 Non-Executive Director Equity Plan	1,000,000 shares	$30.515	$30,515,000.00	$3,329.19

(1)
Represents 1,000,000 shares of common stock, par value EUR 0.59 per share (the “Common Stock”) of James Hardie Industries plc (the “Registrant”) available for future issuance in accordance with the James Hardie Industries plc 2020 Non-Executive Director Equity Plan, as amended (the “Plan”); and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such indeterminate number of other rights to acquire additional shares of Common Stock as may be granted pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. CHESS Units of Foreign Securities (“CUFS”) issuable upon deposit of one (1) share of Common Stock and American Depositary Shares evidenced by American Depositary Receipts (“ADRs”) issuable upon deposit of one (1) CUFS have been registered under a separate registration statement on Form F-6 (File No 333-198928) filed on September 25, 2014, as amended by the Post-Effective Amendment to such Form F-6 (File No. 333-198928) filed on September 3, 2015.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high and low reported prices of the Registrant’s ADRs on the New York Stock Exchange on February 24, 2021.

EXPLANATORY NOTE
This registration statement on Form S-8 (the “Registration Statement”) is being filed by James Hardie Industries plc (the “Registrant”), to register 1,000,000 shares of the Registrant’s common stock, par value EUR 0.59 per share (the “Common Stock”), issuable under the James Hardie Industries plc 2020 Non-Executive Director Equity Plan.
PART I.
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 filed with the Commission on May 19, 2020.
(b)The Registrant’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on March 27. 2020, April 20, 2020, May 5, 2020, May 19, 2020, May 20, 2020, June 8, 2020, June 12, 2020, June 19, 2020, June 24, 2020, June 26, 2020, July 1, 2020, July 10, 2020, July 22, 2020, August 11, 2020, August 26, 2020, September 1, 2020, September 10, 2020, September 18, 2020, September 25, 2020, October 2, 2020, October 14, 2020, October 29, 2020, November 9, 2020, November 10, 2020, November 25, 2020, December 3, 2020, December 22, 2020, January 15, 2021, January 22, 2021, February 3, 2021, February 8, 2021, February 9, 2021, February 11, 2021 and February 19, 2021.
(c)The Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, contained in Exhibit 2.20 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 filed with the Commission on May 19, 2020.
In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 6-K subsequently filed by the registrant which state that they are incorporated by reference herein, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interest of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
(a)Subject to the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force (the “Act”) and all statutory instruments which are to be read as one with, or construed or read together as one with, the Act (the “Acts”), every director and secretary (whether past or present) of the Registrant shall be indemnified by the Registrant against, and it shall be the duty of the directors out of the funds of the Registrant to pay, all costs, losses and expenses which any such director or secretary may incur or become liable to by reason of any contract entered into or any act or thing done by him as such director or secretary or in any way discharge of his duties. And no director or secretary shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Registrant, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be vested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act by any person with whom any moneys, securities or effects shall be deposited, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happen through his own willful act or default.
(b)Every employee and such other person as may be deemed by the directors of the Registrant to be an agent of the Registrant shall be indemnified by the Registrant as if such person was a director of the Registrant and therefore subject to the limitations of the Acts.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits

Exhibit Number	Description
4.1
Memorandum and Articles of Association of James Hardie Industries plc, as amended (incorporated by reference to Exhibit 99.3 to the Registrant’s Report on Form 6-K furnished to the Commission on November 9, 2020)

4.2	James Hardie Industries plc 2020 Non-Executive Director Equity Plan, as amended.
5.1	Opinion of DLA Piper Ireland.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of DLA Piper Ireland (contained in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on the signature pages of this Registration Statement).
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, James Hardie Industries plc certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on this 25th day of February, 2021.

JAMES HARDIE INDUSTRIES plc

By:	/s/ Jason Miele
Jason Miele, Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below hereby appoints Jason Miele his true and lawful attorney-in-fact with Mr. Miele having the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jack Truong	Director and Chief Executive Officer	February 25, 2021
Jack Truong	(Principal Executive Officer)

/s/ Jason Miele	Chief Financial Officer	February 25, 2021
Jason Miele	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael N. Hammes	Chairman of the Board	February 25, 2021
Michael N. Hammes

/s/ David D. Harrison	Director	February 25, 2021
David D. Harrison

/s/ Andrea Gisle Joosen	Director	February 25, 2021
Andrea Gisle Joosen

/s/ Persio V. Lisboa	Director	February 25, 2021
Persio V. Lisboa

/s/ Anne Lloyd	Director	February 25, 2021
Anne Lloyd

/s/ Moe Nozari	Director	February 25, 2021
Moe Nozari

/s/ Rada Rodriguez	Director	February 25, 2021
Rada Rodriguez

/s/ Nigel Stein	Director	February 25, 2021
Nigel Stein

/s/ Harold Wiens	Director	February 25, 2021
Harold Wiens

/s/ Dean Seavers	Director	February 25, 2021
Dean Seavers

/s/ Suzanne Rowland	Director	February 25, 2021
Suzanne Rowland